Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES AND EXCHANGE ACT OF 1934

The following is a summary of the terms and provisions of the common stock, par value $0.01 per share (the “Common Stock”) of Lennox International Inc., a Delaware corporation, and is qualified by reference to our Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”), which are incorporated by reference herein and attached as exhibits to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and to applicable provisions of Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The outstanding shares of our Common Stock are legally issued, fully paid and nonassessable. There are no shares of Preferred Stock currently outstanding.

Voting Rights

The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of a contested election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, voting together as a single class, except as may be required by law and subject to any voting rights granted to holders of any Preferred Stock. However, the removal of a director from office for cause, the approval and authorization of specified business combinations and amendments to specified provisions of our Certificate of Incorporation and Bylaws each require the approval of not less than 80% of our voting stock, voting together as a single class. The Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the prior rights of the holders of any shares of our Preferred Stock, the holders of shares of our Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by our board of directors.

Liquidation Rights

On our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of shares of Common Stock are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock.

Anti-Takeover Provisions

Classified Board of Directors; Removal; Number of Directors; Filling Vacancies

Our Certificate of Incorporation and Bylaws provide that our board of directors shall be divided into three classes, with the classes to be as nearly equal in number as possible. The term of office of each class shall expire at the third annual meeting of stockholders for the election of directors following the election of such class. Each director is to hold office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Our Bylaws provide that any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, our board of directors could prevent any stockholder from enlarging our board of directors and filling the new directorships with such stockholder’s own nominees. Moreover, our Certificate of Incorporation and Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our voting stock at a special meeting of stockholders called expressly for that purpose.

The classification of directors could have the effect of making it more difficult for stockholders to change the composition of our board of directors. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders.

No Stockholder Action by Written Consent; Special Meetings

Our Certificate of Incorporation and Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and stockholder action may not be taken by written consent in lieu of a meeting. Special meetings of stockholders can be called only by our board of directors by a resolution adopted by a majority of our board of directors, or by the chairman of the board, vice chairman or the president.

Our Certificate of Incorporation and Bylaws prohibit stockholder action by written consent and permit special meetings to be called only by the chairman, vice chairman or president, or at the request of a majority of our board or directors, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Other Rights and Preferences

The Common Stock has no sinking fund or redemption provisions and does not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “LII.”